As filed with the Securities and Exchange Commission on March 26, 2002

Registration No. 333-28877

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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________

Touch America Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	81-0540231
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

130 NORTH MAIN STREET

BUTTE, MONTANA 59701-9332

(406) 497-5100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

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J.P. PEDERSON	P.T. FLEMING, Esq.
Vice Chairman and Chief Financial Officer	Vice President, General Counsel, and Secretary
Touch America Holdings, Inc.	Touch America Holdings, Inc.
130 North Main Street	130 North Main Street
Butte, Montana 59701-9332	Butte, Montana 59701-9332
(406) 497-5100	(406) 497-5100

(Names, Addresses, Including Zip Codes, and Telephone Numbers, Including Area Codes, of Agents for Service)

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Copies to:

M. DOUGLAS DUNN, Esq. ROBERT B. WILLIAMS, Esq.
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, N.Y. 10005-1413
(212) 530-5000

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Approximate date of commencement of proposed sale to the public: From time to time after effective date of this Amendment No. 1 to the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. _

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _

THE REGISTRANT HEREBY AMENDS THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

ADOPTION OF PREDECESSOR ISSUER'S REGISTRATION STATEMENT

This Post-Effective Amendment No. 1 to Form S-3 is filed by Touch America Holdings, Inc. (the "Registrant"). The Registrant does hereby expressly adopt The Montana Power Company's Form S-3 Registration Statement (Registration No. 333-28877) (the "Registration Statement") in accordance with Rule 414(d) of the Securities Act of 1933, as amended (the "Securities Act"), as such Registration Statement is filed and for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This Post-Effective Amendment also reflects changes to The Montana Power Company's Dividend Reinvestment and Stock Purchase Plan, which, as herein amended, shall hereafter be the Registrant's "Optional Stock Purchase Plan." This Registration Statement relates to shares of the Registrant's common stock issuable in connection with the Optional Stock Purchase Plan.

PROSPECTUS

TOUCH AMERICA HOLDINGS, INC.

OPTIONAL STOCK PURCHASE PLAN
(formerly The Montana Power Company's Dividend Reinvestment and Stock Purchase Plan)

We are a national broadband fiber optic telecommunications company which provides voice, data and video transport, as well as Internet services, to our customers through our operating subsidiaries.

Our shares are listed on the New York and Pacific Stock Exchanges under the symbol "TAA." On March 25, 2002, the last reported sales price of our common stock on the New York Stock Exchange was $3.75 per share. The common stock purchased under this Optional Stock Purchase Plan will be purchased at market prices, as described in this prospectus.

As a part of the restructuring of The Montana Power Company, after the market closed on February 13, 2002, each outstanding share of Montana Power's common stock was exchanged for one share of our common stock, par value $.01 per share, and Montana Power became our subsidiary. Pursuant to this restructuring, the shares of common stock previously issued and outstanding under Montana Power's Dividend Reinvestment and Stock Purchase Plan were exchanged for an equivalent number of shares of our common stock. Our common stock will now be issued in lieu of Montana Power common stock whenever stock is issued under this Touch America Holdings, Inc. Optional Stock Purchase Plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2002

TABLE OF CONTENTS

Page

Letter from Robert P. Gannon, Chief Executive Officer *

THE COMPANY *

WHERE YOU CAN FIND MORE INFORMATION *

USE OF PROCEEDS *

THE PLAN *

TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN *

DESCRIPTION OF COMMON STOCK *

EXPERTS *

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "the Company," "we," "our," "us," or similar references mean Touch America Holdings, Inc. and its subsidiaries. References to the "Plan Administrator" refer to Touch America Holdings, Inc., acting as the administrator of the Optional Stock Purchase Plan.

Letter from Robert P. Gannon,
Chief Executive Officer

Dear Participant or Prospective Participant:

We are pleased to provide you with this prospectus describing the Touch America Holdings, Inc. Optional Stock Purchase Plan (the "Plan") which is the new name for the amended Dividend Reinvestment and Stock Purchase Plan of our predecessor, Montana Power.

We believe the Plan provides investors with a simple, cost effective, and convenient method of acquiring shares of our common stock. Participation in the Plan is open to shareholders of record of our common and preferred stock and our and our subsidiaries' employees who reside in the following states and other interested investors who are resident of the following states: California, Colorado, Georgia, Illinois, Louisiana, Minnesota, Montana, New Mexico, New York, North Carolina, Ohio, Oregon, Pennsylvania, South Dakota, Tennessee, Texas and Wisconsin.

The Plan permits you to purchase shares of common stock and deposit your common stock and preferred stock certificates into your Plan account for safekeeping.

If you are a shareholder of record and wish to join the Plan, you may enroll at any time by completing an enrollment form. Employees and other interested investors residing in the states listed above may also join the Plan by completing an enrollment form and making an initial cash payment of $100. To obtain these forms, contact the Corporate & Shareholder Services Department at Touch America Holdings, Inc., 130 North Main Street, Butte, MT 59701-9332 or call (800) 245-6767 or 406-497-5447.

We suggest you retain this prospectus for future reference.

Sincerely,

Robert P. Gannon

Chief Executive Officer

THE COMPANY

Touch America Holdings, Inc. is the issuer of the shares of common stock offered by this prospectus. Our principal executive offices are located at 130 North Main Street, Butte, Montana 59701-9332. Our telephone numbers are: (800) 245-6767 and (406) 497-5447.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the Securities and Exchange Commission. You may read and copy any materials that we file at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. We file information electronically with the Commission. The Commission maintains an Internet site that contains the reports, proxy and information statements and other information regarding issuers that file electronically. The address of the Commission's Internet site is http://www.sec.gov.

The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to other documents. This information incorporated by reference is considered part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Act of 1934:

a. The Montana Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

b. The Montana Power Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001;

c. The Montana Power Company's Current Reports on Form 8-K, dated January 30, 2001, March 5, 2001, May 1, 2001, May 14, 2001, August 1, 2001, August 30, 2001, November 19, 2001, December 18, 2001 and February 27, 2002;

d. Touch America Holdings, Inc.'s Current Reports on Form 8-K, dated February 21, 2002 and February 27, 2002 and March 1, 2002; and

e. The description of the Touch America Holdings, Inc. Common Stock dated July 13, 2001 on Form S-4, as amended.

You may request a copy of these filings, at no cost, by telephoning or writing to us at the following address:

Corporate & Shareholder Services Department

Touch America Holdings, Inc.

130 North Main Street

Butte, Montana 59701-9332

(800) 245-6767 or (406) 497-5447

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

USE OF PROCEEDS

Unless shares of common stock are purchased directly from us, we will receive no proceeds from the offering of common stock through the Plan. To the extent that shares are purchased directly from us, the net proceeds are expected to be used for general corporate purposes. We have no basis for estimating the number of shares of common stock that we will sell through the Plan or the prices at which those shares will be sold.

THE PLAN

Purpose

The purpose of the Plan is to provide a simple, cost effective and convenient way to acquire additional shares of our common stock and to provide for the safekeeping of our stock certificates.

Advantages

Once enrolled in the Plan, you can purchase additional shares of our common stock by making optional cash payments of at least $25 per payment but not more than $60,000 per year.

Currently there are no service charges for participating in the Plan (see "Costs" below). When shares are purchased directly from us, you will not be required to pay any commission. When shares are purchased for you on the open market or in negotiated transactions through one or more broker-dealers, you will be required to pay a commission. We appoint broker-dealers (the "Broker") to act as independent agents for open market and negotiated transactions. Because of the volume of shares purchased through the Plan, any commission charged should be less than those which you would pay if you purchased the same number of shares yourself.

The Plan allows for full investment of funds contributed, as the Plan permits the purchase of fractions of shares, as well as whole shares, to be credited to your account. You may authorize your bank to make a monthly or bi-monthly payments from your account to purchase shares. Employees may also authorize payroll deductions.

Participating in the Plan allows you to avoid the cumbersome safekeeping of stock certificates for the shares you purchase through the Plan, since all shares purchased through the Plan are held by the Custodian (see "Administration"). In addition, you may deposit our common and preferred stock certificates that you may have purchased outside the Plan into the Plan for safekeeping. Annual statements of account provide simplified record keeping for your convenience.

You may request that the shares of common stock held in your account be sold or that certificates be issued for the shares of common and/or preferred stock.

As described below, in certain circumstances you will not be able to participate in the Plan if you are the beneficial owner of shares registered in the names of brokerages, banks or other intermediary accounts.

Disadvantages

If you participate in the Plan, you will have no control over the price at which shares are purchased or sold for your account since shares (i) are purchased under the Plan on specified dates or during specified periods, and (ii) are sold on dates determined by the Broker after the Plan Administrator has processed a request for a sale. Therefore, participants bear the risk of fluctuations in the market price of the common stock (see "Purchases," "Per Share Price" and "Sale of Shares").

Under the Plan, optional cash payments can be used to purchase shares only during the purchase periods. We must receive optional cash payments by the twelfth day or the twenty-seventh day of any month to be invested on the next purchase date (for purchases from the Company) or during the next purchase period (for purchases on the open market). Optional cash payments received after the twelfth day or the twenty-seventh day of the month will be held until the second following purchase date or purchase period. In no event will optional cash payments remain uninvested more than thirty-five days after receipt by the Plan Administrator. No interest will be paid to you on funds held by the Plan Administrator pending investment under the Plan (see "Purchases").

Administration

We, as the Plan Administrator, administer the Plan, keep records and perform other duties relating to the Plan. The Plan Administrator also sends statements of account to participants on a monthly basis in the case of participants making optional cash purchases, or annually if optional cash purchases are not being made.

We also appoint the Broker who acts as the independent agent of participants to purchase shares on the open market or in negotiated transactions. As Custodian of the Plan, we also hold shares acquired under the Plan and share certificates deposited into the Plan for safekeeping. We may resign as Plan Administrator or as Custodian at any time upon the appointment of a successor. We believe that our position as Plan Administrator, as compared with a registered broker-dealer or federally insured banking institution, does not pose a material risk for the following reasons: (i) our predecessor, The Montana Power Company, had substantial experience in administering its dividend reinvestment plan for many years, having served as administrator of that plan since 1982, (ii) the Plan Administrator's duties are limited to clerical and administrative functions such as recordkeeping, processing of forms and preparing and distributing regular statements of account and (iii) we have established a segregated trust or escrow account with a bank to hold cash payments received from participants pending investment under the Plan.

You should direct all communications concerning the Plan by mail or telephone to the Plan Administrator as follows:

Plan Administrator, Corporate & Shareholder Services Department

Touch America Holdings, Inc.

130 North Main Street

Butte, Montana 59701-9332

Telephone: (800) 245-6767

(406) 497-5447

Fax: (406) 497-5469

Enrollment

For Shareholders of Record

If you are a "shareholder of record," meaning common or preferred Shares are registered in your name, you may join the Plan by returning a completed Authorization Form to the Plan Administrator, Corporate & Shareholder Services Department.

Beneficial Owners

If you are a "beneficial owner" of shares, meaning common or preferred shares are held for you in street name by a brokerage, bank, or trustee, and want to participate in the Plan as a shareholder of record, contact your brokerage, bank or trustee and request that some or all of your shares be transferred to be held in your name.

Employees

Our employees and employees of our subsidiaries who reside in the States of California, Colorado, Georgia, Illinois, Louisiana, Minnesota, Montana, New Mexico, New York, North Carolina, Ohio, Oregon, Pennsylvania, South Dakota, Tennessee, Texas and Wisconsin, or other states in which we or our subsidiaries have satisfied the requirements of the state's securities laws applicable to the operation of the Plan, may join the Plan by completing an Employee Authorization Form, accompanied by a cash payment of not less than $100 nor more than $60,000. Employees may choose to make regular optional cash payments through payroll deductions by also completing an Employee Payroll Deduction Form. These forms are to be sent to the Plan Administrator, Corporate & Shareholder Services Department.

Payroll deductions must be in even dollar amounts, not less than $25 per deduction and not more than $60,000 per year. Payroll deductions may be increased, decreased (but not below $25) or terminated by an employee at any time by signing a new Employee Payroll Deduction Form and sending it to the Plan Administrator by the tenth day of the month.

Other Interested Investors

Other interested investors who are individuals domiciled, or which are corporations or other legal entities whose principal places of business are, in the States of California, Colorado, Georgia, Illinois, Louisiana, Minnesota, Montana, New Mexico, New York, North Carolina, Ohio, Oregon, Pennsylvania, South Dakota, Tennessee, Texas and Wisconsin, or such other states in which we or our subsidiaries have satisfied the requirements of the state's securities laws applicable to the operation of the Plan, may join the Plan by completing an Authorization Form and returning it to the Plan Administrator, Corporate & Shareholder Services Department. The form must be accompanied by a cash payment of not less than $100 nor more than $60,000.

Other interested investors located in foreign countries may not join the Plan until they become shareholders of record.

Forms

You may obtain the Authorization Forms, Employee Payroll Deduction Forms, Cash Payment Forms, Automatic Cash Payment Forms, Safekeeping Authorization Forms and related instructions, for the various forms by contacting the Plan Administrator, Corporate & Shareholder Services Department.

Purchases

Shares purchased under the Plan are either authorized but unissued shares of common stock purchased directly from us or outstanding shares purchased by the Broker in the open market or through negotiated transactions. Periodically, we may change the source of the Plan's share purchases. In no event will optional cash payments received for investment remain uninvested for more than thirty-five days after receipt by the Plan Administrator.

Purchases Directly From the Company

Optional Cash Payments

Shares purchased directly from us with optional cash payments are purchased and credited to your account on the thirteenth and twenty-eighth days of the month (or the next business day). If we receive your optional cash payment after the twelfth day or twenty-seventh day of the month, it will be invested on the next purchase date. For example, an optional cash payment received on or after April 13 will not be invested until April 28 and an optional cash payment received on or after April 28 will not be invested until May 13. You will not be paid interest on optional cash payments held by the Plan Administrator until the next purchase date.

Market Purchases

Optional Cash Payments

Shares purchased by the Broker with optional cash payments are purchased during two periods each month, beginning on the thirteenth and twenty-eighth days of the month and ending at the discretion of the Broker. If we receive your optional cash payments by the twelfth day of the month, the Broker will invest it during the period beginning on the thirteenth day. If we receive your optional cash payment after the twelfth day and by the twenty-seventh day of the month, the Broker will invest it during the period beginning on the twenty-eighth day. For example, an optional cash payment received on or after April 13 will not be invested until the purchase period beginning on April 28 and an optional cash payment received on or after April 28 will not be invested until the purchase period beginning May 13. You will not be paid interest on optional cash payments held by the Plan Administrator until the next purchase period. In no event will optional cash payments remain uninvested for more than 35 days after receipt by the Plan Administrator. Purchases are credited to your account as of the last day of the purchase period.

The Broker will not purchase any shares in the open market on any day on which the market price of the common shares will be the basis for determining the price of shares purchased directly from us. The number of shares purchased with optional cash payments on any day during each purchase period and the prices paid for such shares are determined by the Broker.

Number of Common Shares Purchased

The number of shares purchased for you on any purchase date or during any purchase period depends on (a) your optional cash payments to be invested, and (b) the price of the shares of common stock purchased, including, in the case of purchases made through the Broker, the brokerage commissions. Your account is credited with that number of shares, including any fractional share computed to three decimal places, equal to the total amount of optional cash payments invested on your behalf divided by the applicable price per share. The manner in which the Plan operates does not permit the Plan Administrator to honor a request that a specific number of shares be purchased.

Per Share Price

Purchases Directly From the Company

The per share price of shares purchased directly from us will be the average of the high and low prices of the common stock quoted on the New York Stock Exchange (NYSE) Composite Transaction listing on the applicable purchase date or, if common stock is not traded on such day, on the preceding day on which it was traded.

Market Purchases

The per share price of shares purchased by the Broker is the weighted average of the cost of all purchases of common stock (including brokerage commissions) during the applicable purchase period. The Broker determines the prices paid for all shares purchased.

Cash Payments

Optional Cash Payments

You may choose to make an optional cash payment by sending a check or money order payable to Touch America Holdings, Inc, together with a Cash Payment Form, to the Plan Administrator, Corporate & Shareholder Services Department. Payments may vary in amount, but may not be less than $25 per payment nor more than $60,000 per year. Cash Payment Forms are a part of the Authorization Form and, in addition, are included with each statement sent by the Plan Administrator.

Without withdrawing from the Plan, you may have your optional cash payment returned by contacting the Plan Administrator prior to the investment of that payment.

Optional cash payments received by us are deposited promptly in a segregated trust or escrow bank account. No interest will be paid to you on funds held by the Plan Administrator pending investment of those funds. Any interest earned on the account will be used to defray costs of administering the Plan.

Automatic Cash Payments

As a Plan participant, you may elect to have monthly cash payments (not less than $25) in a designated amount automatically charged against your bank account by completing an Automatic Cash Payment Form and sending it to the Plan Administrator, Corporate & Shareholder Services Department by the first day of any month. The Plan Administrator will make the necessary arrangements with your bank so that, on or about the twenty-seventh day of each month, your bank account will be charged with the amount designated on the Automatic Cash Payment Form. You will not be required to write any checks or mail any additional forms. You may discontinue the automatic cash payments at any time by notifying the Plan Administrator, Corporate & Shareholder Services, by the tenth day of any month.

You may change the amount of your automatic cash payment by completing a new Automatic Cash Payment Form and sending it to the Plan Administrator, Corporate & Shareholder Department, by the tenth day of any month.

You may change the name of your bank or bank account number, by completing a new Automatic Cash Payment Form and sending it to the Plan Administrator, Corporate & Shareholder Services Department, by the first day of any month.

Employee Payroll Deduction

See "Employees" under "Enrollment" above.

Costs

Service Fees

Currently, there are no service charges for participating in the Plan. All of the costs associated with administering the Plan are paid by us. However, we reserve the right at any time to charge an initial setup fee and quarterly handling fees. Should we decide to charge these fees, we will notify you ninety days in advance.

Other Fees

You will be charged a fee of $25 each time you request a duplicate copy of cost basis information and each time you request a wire transfer or next day delivery of the proceeds of any sale of shares for your account. The $25 fee may be deducted from any sales. You are required to send a check payable to Touch America Holdings, Inc. accompanying your request.

Commissions

When shares are purchased directly from us, you will not pay any commissions on shares purchased through the Plan. When shares are purchased through the Broker, you will be required to pay commissions on those share purchases. Because of the volume of shares purchased through the Plan, commissions on sales purchased through the Broker should be less than commissions you would otherwise pay if you purchased the same number of shares yourself.

If you request that the Plan Administrator sell your shares, you will be required to pay any related brokerage commission and applicable taxes.

Withdrawals

Certificates

Shares of common stock purchased for you under the Plan and your common and/or preferred stock certificates which have been deposited in the Plan for safekeeping will be credited to your Plan account.

Upon written request to the Plan Administrator, you may request a certificate for any number of whole shares held in your account. We will issue a certificate for such shares in the same name(s) in which your account is maintained, unless otherwise instructed. If you want the certificate to be issued in a name other than the name in which your Plan account registration is maintained, your signature(s) on the instructions or stock power must be guaranteed by a guarantor who is a member of or a participant in a Securities Transfer Association, or "STA," recognized signature guarantee program. Any remaining full shares and fraction of a share will continue to be held in your account. We do not issue certificates for fractions of shares under any circumstances.

Sale of Shares

Upon a written request, the Plan Administrator will instruct the Broker to sell any number of whole shares of common stock held in your account. The Plan Administrator, in its discretion, may refuse to sell shares of common stock deposited in the Plan for safekeeping or purchased with optional cash payments which have been in your account for less than 90 days. You will receive the proceeds of the sale less brokerage commissions and applicable taxes within 30 days of the sale you request. If you request a wire transfer or next day delivery of the sale proceeds, a $25 charge will be deducted from the proceeds of the sale, unless your request is accompanied by a check made payable to us. Shares of preferred stock held in the Plan will not be sold for you.

You can choose to sell your shares through a stockbroker of your choice, in which case you should request a certificate for your shares from the Plan Administrator.

Withdrawal from the Plan

To withdraw from the Plan, send written notification to the Plan Administrator. You may request, either (a) the issuance of certificates for all of the whole shares of stock held in your account and a cash payment for any fraction of a share, or (b) the sale of all of the shares of common stock held in your account, including any fraction of a share or (c) a combination of the above. Shares will be sold in the manner described under "Sale of Shares."

If you withdraw from the Plan before a purchase period begins in any month, your optional cash payment, which we may be holding to invest during that purchase period, will be returned. If your request is received after the purchase period begins, any optional cash payment being held will be invested during that purchase period. The Plan Administrator would then withdraw those purchased shares as you requested.

Change in Manner of Participation

Changes with respect to automatic cash payments may be made in the manner described under "Cash Payments-Automatic Cash Payments."

Safekeeping of Stock Certificates and Book Entry

Any holder of our shares may deposit their common stock or preferred stock certificates into the Plan's "safekeeping" service at no cost. We believe this safekeeping service is beneficial because participants no longer bear the risk and cost associated with the loss, theft or destruction of stock certificates. You should send certificates representing shares to be deposited for safekeeping together with a completed Safekeeping Authorization Form, by registered mail to the Plan Administrator, Corporate & Shareholder Services Department, Touch America Holdings, Inc., 130 North Main Street, Butte, Montana 59701-9332. You should not endorse any certificates you send. We suggest that you use registered mail when sending stock certificates, declaring a value equal to 2% of the market value of the shares on the date of mailing. This amount would be the approximate cost of replacing the certificates should they be lost in the mail. It is your responsibility to retain records regarding the cost of any shares represented by certificates you have deposited for safekeeping. You may request a Safekeeping Authorization Form at any time from the Plan Administrator.

Shares of stock purchased for you under the Plan will be maintained in your Plan account for safekeeping in book entry form.

Participants' Accounts and Reports

The Plan Administrator maintains your account. All shares purchased under the Plan or delivered by you for safekeeping are credited to, and held in, your account.

In addition to an annual statement of your account, as a participant in the Plan, you will receive a monthly statement following each purchase of additional common shares, each sale of shares and each withdrawal of certificates for shares and upon withdrawal from the Plan. These statements are your continuing record of the cost of shares purchased and the basis and proceeds of sales for Federal income tax purposes, and you should retain those statements for income tax purposes. To receive a duplicate copy of this information, you must submit a check in the amount of $25 made payable to Touch America Holdings, Inc. In addition, each participant receives each revised Plan Prospectus and the same communications sent to all shareholders, including our Annual Report, Notice of Annual Meeting and Proxy Statement.

Shares Pledged

Shares held in the Plan cannot be pledged. If your shares are to be pledged, contact the Plan Administrator to request a certificate be issued in your name.

Shareholder Voting

As a participant, you will receive a proxy card for the total shares held in your Plan account (including certificates held in the Plan for safekeeping) and shares held directly by you (certificates). If you return your proxy card properly signed and marked for voting, the shares covered will be voted as marked. If you return your proxy card properly signed but without instructions as to the manner shares are to be voted with respect to any item, the shares covered will be voted in accordance with the recommendations of our Board of Directors. If your proxy card is not returned, or if it is returned unexecuted or improperly executed, the shares covered are not voted.

Responsibility of the Plan Administrator, the Custodian and the Broker

The Broker shall not have any responsibility with respect to this prospectus or the administration of the Plan. The Broker, in acting as agent for the Plan participants, the Plan Administrator, in administering the Plan, and the Custodian, in holding shares under the Plan, are not liable for any act in good faith or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate your participation in the Plan upon your death prior to receipt of legally sufficient instructions, and (b) with respect to the prices at which shares are purchased or sold for your account and the times at which such purchases or sales are made. However, the foregoing in no way affects your right to bring a cause of action based on alleged violations of Federal securities laws.

We cannot assure you profits, nor protect you against losses, on the shares you purchase under the Plan.

Modification or Termination of Plan; Termination of Participants

We reserve the right to suspend, modify or terminate the Plan at any time and to interpret and regulate the Plan as we deem necessary or desirable in connection with the operation of the Plan.

We also reserve the right, at our discretion, to terminate your participation in the Plan if your Plan account contains less than one hundred shares. You would receive advance notice of any such termination. If we terminate your participation in the Plan, your shares held under the Plan will be delivered or sold in the manner described under "Withdrawal."

Communications

You should direct all communications concerning the Plan to the Plan Administrator as follows:

Plan Administrator, Corporate & Shareholder Services Department

Touch America Holdings, Inc.

130 North Main Street

Butte, Montana 59701-9332

Telephone: (800) 245-6767 or (406) 497-5447

Fax: (406) 497-5469

TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN

Participants in the Plan in general have the same Federal Income Tax obligations as shareholders who are not participants in the Plan. Participants purchasing shares under the Plan with Initial Investments, Optional Cash Payments or automatic monthly investments realize no taxable income at the time of investment.

If you are an employee who participates in the Plan through payroll deductions, you will realize ordinary income in amount of your payroll deductions, just as you would have if that compensation had been paid to you directly in cash. This means that your payroll deduction amounts are subject to regular payroll taxes. The Plan is not a tax-qualified or tax-deferred employee benefit plan.

The tax basis of any shares you purchase under the Plan is equal to the purchase price (including brokerage commissions and related costs, where applicable).

Participants will not realize any taxable income solely as a result of receiving a certificate for some or all of the whole shares already credited to a participant's account under the Plan, nor upon withdrawal from or termination of the Plan.

Participants will recognize a gain or a loss when their shares are sold, whether that sale is pursuant to that participant's request upon withdrawal from the Plan or whether the sale takes place after withdrawal from or termination of the Plan. Participants will also recognize a gain or a loss when they receive a cash payment for a fraction of a share. In either event, the amount of the gain or loss is the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis thereof.

You are urged to consult your own tax advisors to determine the particular tax consequences - federal, state and local - which may result from your participation in the Plan and the subsequent disposal of any shares you may purchase through the Plan.

DESCRIPTION OF COMMON STOCK

Subject to the rights of any holders of our preferred stock, if any, each holder of common stock will be entitled to cast one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors. Common stockholders will be entitled to receive dividends or other distributions as declared by our Board of Directors at its own discretion. The right of our Board of Directors to declare dividends, however, will be subject to the rights of any holders of our preferred stock, if any, and certain requirements of Delaware law.

Our Board has adopted a Shareholder Protection Rights Plan and expects to enter into a Shareholder Protection Rights Agreement in April, 2002. The Shareholder Protection Rights Plan provides one preferred share purchase right for each share of our common stock. Under this plan, each purchase right entitles the registered holder, upon the occurrence of events described in the Shareholder Protection Rights Plan, to purchase one one-hundredth of a share of our Participating Preferred Shares, A Series, without par value. If it should become exercisable, each purchase right would have economic terms similar to one share of our common stock. The purchase rights trade with the underlying shares and will, except under certain circumstances described in the Shareholder Protection Rights Plan, are to expire in April 2012, unless they are redeemed or exchanged by us before that date.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to our Current Report on Form 8-K dated November 19, 2001, have been incorporated in reliance on the report of PriceWaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because the person is or was a director or officer of the corporation. This indemnity may be against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Section 102(b) (7) of the Delaware Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

Our by-laws provide that, except to the extent indemnification is not permitted by law, we will fully indemnify our directors and officers and provide for advancement of expenses in connection with any proceeding.

ITEM 16. EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION
2.1

Agreement and Plan of Merger, dated as of February 20, 2001, by and among Touch America Holdings, Inc., the Montana Power, L.L.C., and The Montana Power Company (incorporated by reference to Exhibit 10.4 of Touch America Holdings, Inc.'s Registration Statement on Form S-4, Registration No. 333-65058).

2.2

Unit Purchase Agreement, dated September 29, 2000, by and among Touch America Holdings, Inc., The Montana Power Company and NorthWestern Corporation (incorporated by reference to Exhibit 10.5 of Touch America Holdings, Inc.'s Registration Statement on Form S-4, Registration No. 333-65058).

3.1

Certificate of Incorporation of Touch America Holdings, Inc., dated September 27, 2000 (incorporated by reference to Exhibit 3.1 of Touch America Holdings, Inc.'s Registration Statement on Form S-4, Registration No. 333-65058).

3.2

By-laws of Touch America Holdings, Inc. dated September 28, 2000 (incorporated by reference to Exhibit 3.2 of Touch America Holdings, Inc.'s Registration Statement on Form S-4, Registration No. 333-65058).

5*	Opinion of Milbank, Tweed, Hadley & McCloy LLP
23.1*	Consent of Independent Public Accountants
23.2*	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the opinion filed as Exhibit 5)
24*	Power of Attorney (included on the signature page hereof)

_ _ _ _ _ _ _ _ _ _ _ _

* Filed herewith

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fine offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this amendment on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of Butte-Silver Bow, State of Montana, on the 26th day of March, 2002.

TOUCH AMERICA HOLDINGS, INC.

By: /s/ R.P. Gannon

R.P. Gannon, Chairman of the Board

and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints J.P. Pederson and P.T. Fleming or either of them, as his attorney-in-fact, with full power of substitution and resubstitution to sign and file on his behalf individually and in each such capacity stated below any and all amendments and post-effective amendments to this Registration Statement as fully as such person could do in person, hereby verifying and confirming all that said attorney-in-fact, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement amendment has been signed below by the following persons in the capacities and on the date indicated on March 26, 2002.

Signature	Title	Date

/s/ R.P. Gannon R.P. Gannon (Principal Executive Officer)	Chairman of the Board, and Chief Executive Officer	March 26, 2002
/s/ J.P. Pederson J. P. Pederson (Principal Financial and Accounting Officer	Vice Chairman of the Board and Chief Financial Officer	March 26, 2002
/s/ M.J. Meldahl M. J. Meldahl	President and Chief Operating Officer	March 26, 2002
/s/ P.T. Fleming P. T. Fleming	Vice President, General Counsel, and Secretary	March 26, 2002
/s/ Thomas Ashburn Thomas Ashburn	Director	March 26, 2002
/s/ Kay Foster Kay Foster	Director	March 26, 2002
/s/ Carl Lehrkind III Carl Lehrkind III	Director	March 26, 2002
/s/ Deborah D. McWhinney Deborah D. McWhinney	Director	March 26, 2002
/s/ Tucker Hart Adams Tucker Hart Adams	Director	March 26, 2002
/s/ Alan F. Cain Alan F. Cain	Director	March 26, 2002
/s/ R. D. Corette R. D. Corette	Director	March 26, 2002
/s/ John R. Jester John R. Jester	Director	March 26, 2002
/s/ Noble E. Vosburg Noble E. Vosburg	Director	March 26, 2002

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
2.1

Agreement and Plan of Merger, dated as of February 20, 2001, by and among the Touch America Holdings, Inc., the Montana Power, L.L.C., and The Montana Power Company (incorporated by reference to Exhibit 10.4 of Touch America Holdings, Inc.'s Registration Statement on Form S-4, Registration No, 333-65058).

2.2

Unit Purchase Agreement, dated September 29, 2000, by and among Touch America Holdings, Inc., The Montana Power Company and NorthWestern Corporation (incorporated by reference to Exhibit 10.5 of Touch America Holdings, Inc.'s Registration Statement on Form S-4, Registration No, 333-65058).

3.1

Certificate of Incorporation of Touch America Holdings, Inc., dated September 27, 2000 (incorporated by reference to Exhibit 3.1 of Touch America Holdings, Inc.'s Registration Statement on Form S-4, Registration No. 333-65058).

3.2

By-laws of Touch America Holdings, Inc. dated September 28, 2000 (incorporated by reference to Exhibit 3.2 of Touch America Holdings, Inc.'s Registration Statement on Form S-4, Registration No. 333-65058).

5*	Opinion of Milbank, Tweed, Hadley & McCloy LLP
23.1*	Consent of Independent Public Accountants
23.2*	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in the opinion filed as Exhibit 5)
24*	Power of Attorney (included on the signature page hereof)

_ _ _ _ _ _ _ _ _ _ _ _

* Filed herewith